Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--April 9, 2009--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 29, 2009 to stockholders of record on April 20, 2009.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended February 27, 2009 was $.06 compared to $.00 for the thirteen weeks ended February 27, 2008. Net sales increased 9% for the current quarter, and were $30,162,920 versus $27,633,971 for the same period last year. In addition to increasing sales the company increased operating income by $1,195.658. Operating income for the quarter was $1,150,140 versus (45,518) for the same period last year.

For the thirty-nine weeks ended February 27, 2009, basic and diluted income per share was $.15 per share compared to $.09 an increase of $.06 per share. Total net sales were $89,168,938 this year compared to $83,532,958 last year, an increase of 7%.

The company continues to show growth during these troubling economic times as consumers find comfort, taste and value in the quality snacks provided by Golden Flake.

Golden Enterprises Inc. made company of the Month in February 2009 in “The Bowser Report” and was featured in the “Dick Davis Digest” on March 2009.

As we begin the fourth quarter, we certainly are aware of the many challenges facing our customers, consumers and employees. We understand the pressures of these turbulent times. However, we believe Golden Flake provides quality products at the right price to satisfy their needs.

The following is a summary of net sales and income information for the thirteen weeks and thirty-nine weeks ended February 27, 2009 and February 29, 2008.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 27,	February 29,	February 27,	February 29,
	2009	2008	2009	2008
Net sales	$30,162,920	$27,633,971	$89,168,938	$83,532,958

Income (loss) before taxes	1,178,543	(30,353)	2,885,130	1,648,224
Income taxes	443,784	(3,563)	1,097,787	637,316
Net income (loss)	$734,759	$(26,790)	$1,787,343	$1,010,908

Basic and diluted income per share	$0.06	$-	$0.15	$0.09

Basic weighted shares outstanding	11,746,632	11,812,150	11,762,658	11,824,393
Diluted weighted shares outstanding	11,746,632	11,812,150	11,762,658	11,824,393

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132